CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated December 2, 1996 on the financial statements and financial highlights for the periods indicated thereon of The Rightime Fund, The Rightime Government Securities Fund, The Rightime Blue Chip Fund, The Rightime Social Awareness Fund, and The Rightime MidCap Fund, each a series of shares of The Rightime Fund, Inc. Such financial statements and financial highlights appear in the 1996 Annual Report to Shareholders which is included in the Statement of Additional Information filed in Post-Effective Amendment Number 22 to the Registration Statement on Form N-1A of The Rightime Fund, Inc. We also consent to the references to our firm in such registration Statement and Prospectus.


                                   TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
February 24, 1997